UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NiSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NiSource Inc.
801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 3, 2009

To the Holders of Common Stock of NiSource Inc.:

The annual meeting (the “Annual Meeting”) of the stockholders of NiSource Inc. (the “Company”) will be held at The Westin, 310 South High Street, Columbus, Ohio 43215 on Tuesday, May 12, 2009, at 10:00 a.m., local time, for the following purposes:

(1)	To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2009;

(3)	To consider a stockholder proposal to permit holders of 10% of outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special stockholder meetings.

All persons who are stockholders of record at the close of business on March 17, 2009 will be entitled to vote at the Annual Meeting.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may vote in person, even if you have previously submitted a proxy.

In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY
MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 12, 2009

The Proxy Statement and 2008 Annual Report to Stockholders
are Available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board of Directors “FOR” all of the nominees for director, “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009 and “AGAINST” the Stockholder Proposal to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special stockholder meetings (the “Special Stockholder Meetings Proposal”). If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters in accordance with their best judgment.

This proxy statement and form of proxy are first being sent to stockholders on April 3, 2009. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, facsimile, e-mail and personal solicitation by officers, employees, and agents of the Company or its affiliates. To aid in the solicitation of proxies, the Company has retained Laurel Hill Advisory Group, LLC for a fee of $8,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.

Who May Vote —

The close of business on March 17, 2009 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 17, 2009, 274,305,532 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy —

If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from that entity, the “record holder,” that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will only be able to vote your shares on the matters for which the broker or other nominee has discretionary authority. Brokers and most other nominees will have discretionary authority to vote your shares of common stock with regard to (i) the election of directors, and (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009. We do not believe that brokers and most other nominees will have discretionary authority to vote your shares with respect to the Special Stockholder Meetings Proposal.

If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in its accounts. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.

If you plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture identification along with an admission ticket or evidence of current beneficial ownership.

Voting in Person —

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, including Fidelity Investments as administrator of the Company’s 401(k) plan, then in order to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from the institution that is the holder of record for your shares, indicating that you were the beneficial owner of the shares on March 17, 2009, the record date for voting, and that the record holder is giving you the proxy to vote the shares.

Revoking Your Proxy —

A proxy may be revoked by the stockholder at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Corporate Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting —

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

Votes Required —

In order for a director to be elected, he or she must receive more votes in favor of their election than against their election. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009 and the Special Stockholder Meetings Proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will be counted as a vote against the ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009, and against the Special Stockholder Meetings Proposal.

Stockholders holding shares of stock through the Company’s 401(k) Plan with Fidelity will need to vote their shares by one of the methods discussed in this proxy statement in order to have their votes counted.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Board of Directors consists of eleven directors who will be elected at this year’s Annual Meeting and each will serve until the 2010 Annual Meeting.

At the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons listed below to serve as directors for the term beginning at the annual meeting on May 12, 2009 and each will serve until the 2010 Annual Meeting. The nominees for election of directors at the annual meeting include ten independent directors, as defined in the applicable rules for companies that trade on the New York Stock Exchange (“NYSE”), and the President and Chief Executive Officer of the Company. The Board of Directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons acting thereunder.

All of the nominees currently serve on the Board of Directors.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving if elected). The dates shown for service as a director include service as a director of our corporate predecessors NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Votes Required

In order to be elected, all nominees must receive more votes cast in favor of such nominee than votes cast against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Richard A. Abdoo, 65
Since May, 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto Mr. Abdoo was Chairman and Chief Executive Officer of Wisconsin Energy Corporation from 1991 until his retirement in April, 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo is a director of A.K. Steel Corporation and Renergy Holdings, Inc.	2008
Steven C. Beering, 76
Chairman of the National Science Board, the governing board of the National Science Foundation, Washington, D.C., an independent Federal agency that promotes the progress of science. He is also President Emeritus of Purdue University, West Lafayette, Indiana	1986
Dennis E. Foster, 68
Principal, Foster Thoroughbred Investments, Lexington, Kentucky. Prior to his retirement in 2000, Mr. Foster was Vice Chairman of ALLTEL Corporation, Little Rock, Arkansas, a full service telecom and information service provider. Mr. Foster also is the lead director of Windstream Corporation and YRC Worldwide Inc. (formerly Yellow Roadway Corporation)	1999
Michael E. Jesanis, 52
Since November 2007, Mr. Jesanis has been a principal with Serrafix, Boston, Massachusetts, a firm providing energy efficiency consulting and implementation services, principally to municipalities. From July 2004 through December 2006, Mr. Jesanis was President and Chief Executive Officer of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004	2008
Marty R. Kittrell, 52
Since December 2007, Mr. Kittrell has been Executive Vice President and Chief Financial Officer of Dresser, Inc., Dallas, Texas, a worldwide leader in providing highly-engineered products for the global energy industry. Prior thereto, Mr. Kittrell was Executive Vice President and Chief Financial Officer of Andrew Corporation from October 2003 to December 2007	2007
W. Lee Nutter, 65
Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., Jacksonville, Florida, a leading supplier of high performance specialty cellulose fibers as well as timberlands and other higher value land holdings. Mr. Nutter was elected director of Rayonier, Inc. in 1996. He is also director of Republic Services Inc., J.M. Huber Corporation and the North Florida Regional Board of SunTrust	2007
Deborah S. Parker, 55
Since April 2008, Ms. Parker has been President and Chief Executive Officer of International Business Solutions, Inc. (“IBS”), Washington, D.C. IBS provides strategic planning and consulting services to profit and not for profit organizations. Before joining IBS, Ms. Parker was Executive Vice President and Chief Operations Officer of the National Urban League from July 2007 through April 2008. Prior thereto, Ms. Parker served in numerous operating positions, including Vice President of Global Quality at Ford Motor Company. During her tenure at Ford, Ms. Parker also served as Chief Executive Officer and Group Managing Director at Ford Motor Company of Southern Africa (Pty) Ltd. from September 2001 to December 2004
2007

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Ian M. Rolland, 75
Chairman of the Board since November 2006. Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland is on the board of advisors of CID Partners	1978
Robert C. Skaggs, Jr., 54
Chief Executive Officer (“CEO”) of the Company since July 2005. President of the Company since October 2004. Prior thereto Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004, President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc., Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003
2005
Richard L. Thompson, 69
Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Chairman of the Board of Lennox International, Inc.	2004
Carolyn Y. Woo, 54
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and Circuit City, Inc.	1998

CORPORATE GOVERNANCE

Director Independence

For many years, a substantial majority of the Company’s Board of Directors (the “Board”) has been comprised of “independent” directors. In order to assist the board in making its determination of director independence, the board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Listing Standards. The Company’s categorical standards of independence are set forth on Exhibit A to this proxy statement and are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com/governance.cfm.

The Board has affirmatively determined that all of the members of the board (except Mr. Skaggs) and all nominees (except Mr. Skaggs) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the standards for independence set by the board.

Executive Sessions of Non-Management Directors

The non-management members of the board met separately from management two times in 2008. Mr. Ian M. Rolland serves as lead, or presiding director at the executive sessions of the non-management directors. All of the non-management members are “independent” directors.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group or the lead director of the non-management group by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Vice President, Ethics and Compliance
801 East 86th Avenue
Merrillville, Indiana 46410

Code of Ethics

The Board of the Company has adopted a Code of Ethics (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission and NYSE requirements and applies to all directors, officers (including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its affiliates. Employees who are not executive officers satisfy their compliance obligations under the

Code by complying with the Company’s Business Ethics Program, including its Code of Integrity and accompanying booklet. The Business Ethics Program is not considered a part of the Code for any other purpose. A copy of the Code and the Company’s Business Ethics Program is available on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Vice President, Ethics and Compliance, and Corporate Secretary. The Company intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.

Corporate Governance Guidelines

The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Meetings and Committees of the Company’s Board of Directors

The Board met ten times during 2008. Each director attended at least 91% of the combined total number of the Company’s board meetings and the meetings of the committees on which he or she was a member except for Mr. McCracken (1). The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee; the Corporate Governance Committee; the Environmental, Health and Safety Committee (“EH&S”); the Finance Committee; and the Officer Nomination and Compensation Committee (“ON&C”). Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All incumbent directors who were on the board in May 2008, attended the 2008 Annual Meeting of Stockholders with the exception of Mr. Young who retired from the Board on May 13, 2008. The table below shows the composition of each board committee during 2008.

Corporate
Director	Audit		Governance	EH&S		Finance		ON&C
Richard A. Abdoo			X	X				X
Steven C. Beering			X	X				X	*
Dennis E. Foster	X	*	X			X
Michael E. Jesanis	X		X			X
Marty R. Kittrell	X		X			X
Steven R. McCracken(1)			X	X		X		X
W. Lee Nutter			X	X		X		X
Deborah S. Parker			X	X				X
Ian M. Rolland	X		X *
Richard L. Thompson	X		X			X	*
Carolyn Y. Woo	X		X	X	*			X
Roger A. Young(2)	X		X	X

*	Chairperson

(1)	Mr. McCracken served on the board until his death on February 7, 2008.

(2)	Mr. Young served on the board and its committees until he retired on May 13, 2008.

Audit Committee

The Audit Committee met nine times in 2008. The Audit Committee is responsible for monitoring:

•	the integrity of the Company’s financial statements;

•	the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and the independent auditors; and

•	the compliance by the Company with legal and regulatory requirements.

The charter for the Audit Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2008 and 2009, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee please see the Audit Committee Report.

Corporate Governance Committee

The Corporate Governance Committee met seven times in 2008. The Corporate Governance Committee is responsible for:

•	nomination and compensation of directors;

•	identifying individuals qualified to become board members, consistent with criteria approved by the board;

•	recommending to the board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the performance of the Board and CEO.

Pursuant to the Corporate Governance Guidelines, the Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. The Committee is also responsible for the evaluation of the CEO’s performance and the direct reports of the CEO. The Committee reviews and approves the Company’s goals and objectives relevant to CEO and his direct report’s compensation and evaluates their performance in light of those goals and objectives and after receiving input from the Board of Directors. The Chair of the Committee reports the Committee’s findings to the Officer Nomination and Compensation Committee, which uses these findings to set the compensation of the CEO and his direct reports.

The Committee screens candidates for director and makes its recommendations for director to the board as a whole. Based on the Committee’s recommendations, the board as a whole selects the candidates for director. In considering candidates for director, the Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the company’s business, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. The Committee also considers the racial, ethnic and gender diversity of the board. The Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are effective in working in complex collegial settings, (3) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders and (4) are willing and able to make the necessary commitment of time and attention required for effective board service. The Committee also takes into account the candidate’s level of financial literacy. The Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

The Board has determined that all of the members of the Corporate Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines by the board.

The charter for the Corporate Governance Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

For information on how to nominate a person for election as a director at the 2010 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2010 Annual Meeting.”

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee met twice during 2008. This Committee reviews the status of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The charter for this Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Finance Committee

The Finance Committee met eleven times during 2008. This Committee is responsible for monitoring the financial plans of the Company, capital structure and financial risk. The charter for the Finance Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee met five times in 2008. The charter for the Officer Nomination and Compensation Committee can be found on the Company’s website at http://ir.nisource.com./governance.cfm Pursuant to the charter, this Committee advises the board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the Committee:

•	approves the CEO’s compensation based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	makes recommendations to the board with respect to (1) compensation of executive officers of the Company and (2) incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal affiliates;

•	recommends Company officer candidates for election by the board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.

All of the directors serving on the Committee are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.

DIRECTORS’ COMPENSATION

Director Compensation.  The Company uses a combination of cash and stock-based awards to attract and retain highly qualified candidates to serve on the board. Only non-employee directors receive director compensation, therefore, since Mr. Skaggs is an employee of the Company, he does not receive compensation for his service as a board member.

In early 2008, the Corporate Governance Committee asked Hewitt Associates (“Hewitt”), an executive compensation consulting firm, to prepare an analysis of the non-employee director compensation using a peer group of 27 energy companies, including gas, electric, combination utility, and natural gas transmission companies. This is the same peer group of energy companies used by the Company in conjunction with the Company’s executive compensation analysis. As a result of this analysis the Corporate Governance Committee recommended to the board that the compensation for the directors be simplified. The Committee recommended that we eliminate the separate fees paid to directors based on committee membership, attendance, and election to the board and that we eliminate the Non-employee Director Retirement Plan and pension replacement grants.

On March 25, 2008 the Board approved a new director compensation structure effective on May 13, 2008. The Company began to pay each director an annual retainer of $165,000, consisting of $82,500 in cash and an award of restricted stock units valued at $82,500, under the Company’s Non-employee Director Stock Incentive Plan. The cash retainer and the restricted stock units that are granted are made in arrears in four equal installments on the last business day of each calendar quarter. The number of restricted units issued each quarter is determined by dividing the value of the grant by the closing price of the Company’s common stock on the last business day of the relevant quarter.

In keeping with industry trends, the board continues to provide additional compensation to those directors who take on additional responsibilities and serve as the chair of a board committee. The board approved the following annual committee chair fees to be effective May 13, 2008; Audit Committee $20,000; Officer Nomination & Compensation Committee $18,000, and the Finance Committee and Environmental Health &Safety Committee $15,000. The non-executive independent chairman of the Board also serves as the chair of the Corporate Governance Committee and receives additional annual compensation of $135,000 per year. Fees paid to the chairman of the board and the committee chairs are paid in four equal installments and in arrears. Fees are also prorated based on when Board and committee service begins or ends.

Prior to the board implementing the new compensation structure on May 13, 2008, the board paid the following fees:

•	$78,000 retainer, consisting of $44,000 in cash and a $34,000 annual award of restricted shares of common stock or restricted stock units, or a combination thereof, under the Company’s Non-employee Director Stock Incentive Plan;

•	$3,000 for each standing committee on which the director served;

•	$15,000 annually for each chairmanship of the Audit and the Officer Nomination and Compensation Committees;

•	$10,000 for each chairmanship of the Environmental, Health and Safety, and the Finance Committees;

•	$1,200 for each board meeting attended; and

•	$750 per committee meeting attended.

Effective as of May 13, 2008, the board eliminated meeting fees, standing committee fees, election grants, Director Retirement Plan and the Charitable Gift Program discussed below.

Election Grants — (Discontinued).  Upon election, re-election or appointment to the board, each non-employee director received an annual award of restricted shares of common stock or restricted stock units equal to $30,000 per year of the director’s term. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, was determined by dividing the amount of the grant by the closing price of the Company’s common stock on the date of such election, re-election or appointment. On March 25, 2008, the board eliminated the election grants in lieu of the new director compensation structure.

Director Retirement Plan — (Discontinued).  On March 25, 2008, the board elected to terminate any future accrual of benefits under the Retirement Plan beyond May 13, 2008. The Company’s Non-employee Director Retirement Plan provided a retirement benefit for each non-employee director serving on the board who was originally elected or appointed to the board on or before December 31, 2001, who had completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. The benefit under the Retirement Plan was a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director’s retirement from the board and would be paid for 120 months, or the number of full months of service the individual served as a non-employee director of the Company, whichever was less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company’s Non-employee Director Stock Incentive Plan, restricted stock units comparable to the value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002.

Directors who elected to opt out of the Retirement Plan in 2002 and directors first elected after 2001 did not receive a retirement benefit under the Retirement Plan. Instead, such directors received restricted stock unit grants under the Company’s Non-employee Director Stock Incentive Plan to ensure that the non-employee director received a competitive compensation package. These additional amounts were paid upon a director being elected or appointed to the board.

As a result of the board electing to terminate any future accrual of the benefits under the Retirement Plan, Drs. Beering and Woo made an election to receive the value of their accrued benefit in cash or restricted stock units under the Non-employee Director Stock Incentive Plan, or a combination thereof. Dr. Beering elected to receive 50% in cash and 50% in restricted stock units. Dr. Woo elected to receive 60% in cash and 40% in restricted stock units. The restricted stock units were issued on May 13, 2008 and will be distributed after the director leaves the board in accordance with the provisions of the Non-employee Director Stock Incentive Plan. The portion elected to be received in cash was paid to each of the directors in 2009. Mr. Young did not opt out of the retirement Plan and retired from the board on May 13, 2008. He has begun to receive the retirement benefit provided under the Retirement Plan.

Non-employee Director Stock Incentive Plan.  The provisions of the Plan permit the board to approve awards of restricted stock or restricted stock units. All grants of restricted stock units vest immediately but are not distributed until the director terminates or retires from the board. With respect to restricted stock, dividends are paid to holders in cash on the date dividends are actually paid to stockholders of the Company. With respect to restricted stock units, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders of the Company with respect to common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock upon the directors termination of service from the board.

The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company’s common stock rather than shares of restricted stock or restricted stock units. In such event, in lieu of such shares of restricted stock or restricted stock units, each non-employee director would be granted a nonqualified stock option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such non-employee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. No awards of nonqualified stock options have been made under the Plan.

Directors’ Charitable Gift Program — (Discontinued).  On March 25, 2008, the board approved amendments to the Directors’ Charitable Gift program that terminated the Program on December 31, 2008. Under the Program the Company made donations on behalf of non-employee directors who were serving on the board on or before February 16, 2006, and who were not previously employees of the Company, to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributed up to an aggregate of $125,000 for each non-employee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each non-employee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director’s private foundation was not eligible to receive donations under the program. As a result of the amendments to the Program, Dr. Woo and Messrs. Foster and Thompson were each eligible to recommend contributions of $125,000 by the Company to eligible organizations prior to the termination date.

Director’s Stock Ownership.  In 2008, the board updated its Corporate Governance Guidelines to include stock ownership requirements for its directors. Within five years of adopting these ownership requirements, each non-employee director is required to hold an amount equal to or greater than four times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the director Plan, and shares beneficially owned in a trust, by a spouse or other immediate family member residing in the same household.

Each director has a significant portion of their compensation directly aligned with long term stockholder value. As of May 13, 2008, fifty (50%) of the board’s annual retainer is awarded in restricted stock units. Each unit is equal to one share of common stock and is not distributed to the director until the director leaves the board.

The table below shows the number of shares of common stock beneficially owned by each director, the number of non-voting restricted stock units that have been awarded, and the total as of March 20, 2009.

			Total Number of
			Shares of Common
			Stock and
	Amount and Nature of	Non-Voting Stock	Non-Voting Stock
Name of Beneficial Owner	Beneficial Ownership(1)	Based Units	Units(2)

Richard A. Abdoo	1,500	4,008	5,508
Steven C. Beering	7,165	37,021	44,186
Dennis E. Foster	40,232	29,583	69,815
Michael E. Jesanis	4,000	4,008	8,008
Marty R. Kittrell	4,000	8,765	12,765
W. Lee Nutter	30,000	8,765	38,765
Deborah S. Parker	9,500	8,059	17,559
Ian M. Rolland(3)	26,777	34,679	61,456
Richard L. Thompson	5,000	20,059	25,059
Carolyn Y. Woo	4,000	29,887	33,887

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan.

(2)	The number includes shares that are beneficially owned and non-voting restricted stock units provided in accordance with the Non-employee Director Stock Incentive Plan.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

Director Compensation

The table below sets forth all compensation earned by NiSource’s non-employee directors in 2008. Mr. Skaggs is the Company’s only employee director and does not receive any separate compensation for his service on the board. Mr. McCracken passed away on February 7, 2008; and Mr. Young retired from the board on May 13, 2008. Messrs. Abdoo and Jesanis were elected to the board on May 13, 2008.

				Change in
				Pension Value
	Fees Earned or			and Nonqualified	All Other
	Paid in Cash	Stock Awards		Deferred Compensation	Compensation	Total
Name	($)(1)	($)(2)(3)		Earnings ($)(5)	($)	($)

Richard A. Abdoo	51,563	52,172		—	—	103,734

Steven C. Beering	99,613	404,374	(4)	37,472	131	541,590	(4)

Dennis E. Foster	103,363	97,640		—	61	201,064

Michael E. Jesanis	51,563	52,172		—	—	103,734

Marty R. Kittrell	85,238	75,480		—	853	161,571

Steven R. McCracken(6)	4,667	(40,236)		—	—	(35,569)

W. Lee Nutter	85,613	75,480		—	402	161,495

Deborah S. Parker	79,538	74,719		—	—	154,257

Ian M. Rolland(7)	210,938	102,966		—	517	314,421

Richard L. Thompson	99,488	87,641		—	2,355	189,484

Carolyn Y. Woo	98,738	280,456	(4)	(8)	—	379,193	(4)

Roger A. Young	29,475	15,922		28,989	1,742	76,128

(1)	The fees shown include the annual cash retainer fee paid throughout the year to each director, committee chairmanship fees and attendance fees for both board and committee meetings from January 1, 2008 through May 12, 2008.

(2)	This column shows the dollar amount recognized by the Company for financial statement reporting purposes in 2008 in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for all restricted stock and restricted stock units granted to each non-employee director including dividend equivalents and the change in fair value measured over the reporting period. The grant date fair value of the directors’ stock awards in 2008, computed in accordance with SFAS No. 123(R) was the following for each director: Mr. Abdoo — $52,150; Dr. Beering — $401,307; Mr. Foster — $92,587; Mr. Jesanis — $52,150; Mr. Kittrell — $74,683; Mr. McCracken — $2,833; Mr. Nutter — $74,683; Ms. Parker — $74,076; Mr. Rolland — $96,969; Mr. Thompson — $84,396; Dr. Woo — $277,371; and Mr. Young — $21,878.

(3)	As of December 31, 2008, the following restricted stock awards were held by each director: Mr. Abdoo — 3,904 stock units; Dr. Beering — 36,067 stock units; Mr. Foster — 28,821 stock units; Mr. Jesanis — 3,904 stock units; Mr. Kittrell — 8,539 stock units; Mr. Nutter — 8,539 stock units; Ms. Parker — 7,851 stock units; Mr. Rolland — 33,785 stock units; Mr. Thompson — 19,542 stock units; and Dr. Woo — 29,116 stock units.

(4)	The amounts shown for Drs. Beering and Woo include the value of restricted stock units awarded as a result of their election to receive a portion of the value of their accrued benefit in the Non-employee Director Retirement Plan as discussed above. The value of the accrued pension benefit paid in restricted stock units to Dr. Beering was $310,089 and the amount to Dr. Woo was $189,267. See “Director Retirement Plan” above for a discussion of the retirement plan.

(5)	In 2002, directors were provided with the opportunity to opt out of the Non-employee Director Retirement Plan. Drs. Beering and Woo and Mr. Young are the only directors who were eligible for a retirement benefit under the plan. The accrual of benefits under this plan ended on May 13, 2008 as discussed under Director Retirement Plans above. The amount shown reflects the change in value of the benefit from January 1, 2008 until May 13, 2008.

(6)	The amounts shown for Mr. McCracken include a negative dollar amount recognized by the Company for financial statement reporting purposes in 2008 due to mark-to-market accounting in accordance with the Statement of Financial Accounting Standards No. 123R.

(7)	The amounts shown for Mr. Rolland reflect the quarterly fee paid to him for his services as Chairman of the Board.

(8)	The change in the value of the pension benefit for Dr. Woo decreased by $95,385 from December 31, 2007 until the date the benefit was frozen on May 13, 2008.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	27,424,117	9.9	%(1)
100 East Pratt Street Baltimore, MD 21202-1008

Barclays Global Investors	14,780,454	5.39	%(2)
400 Howard Street San Francisco, CA 94105

(1)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of T. Rowe Price Associates, Inc. on February 13, 2009. These securities are owned by various individual investors to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(2)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclays Global Investors on February 6, 2009. These securities are owned by various individual investors to which Barclays Global Investors serves as investments advisor with power to direct investment and/or sale power to vote securities. Barclays Global Investors expressly disclaims that it is, in fact, the beneficial owner of these securities.

The following table contains information about the beneficial ownership of the Company’s common stock as of March 20, 2009 for each of the directors, nominees and Named Officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Richard A. Abdoo	1,500
Steven C. Beering	7,165
Dennis E. Foster	40,232
Christopher A. Helms	52,498
Michael E. Jesanis	4,000
Marty R. Kittrell	4,000
W. Lee Nutter	30,000
Michael W. O’Donnell	421,871
Eileen O’Neill Odum	178
Deborah S. Parker	9,500
Ian M. Rolland(3)	26,777
Robert C. Skaggs, Jr.	331,611
Stephen P. Smith	8,233
Jimmy D. Staton	21,389
Richard L. Thompson	5,000
Carolyn Y. Woo	4,000
All directors and executive officers as a group	1,195,134

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company’s Retirement Savings Plan (the “401(k)”), shares held in the Company’s Employee Stock Purchase Plan and restricted shares awarded under the Company’s 1994 Long-Term Incentive Plan (the “Incentive Plan”). The percentages of common stock owned by any director or Named Officer, or all directors and Named Officers, or all directors and Named Officers as a group, does not exceed one percent of the common stock outstanding as of March 20, 2009.

(2)	The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 17, 2009, by exercising stock options granted under the Incentive Plan: Robert C. Skaggs, Jr. — 281,479 shares; Michael W. O’Donnell — 368,152 shares; Christopher A. Helms - 28,571 shares; and all executive officers as a group — 812,485 shares.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy and Decisions

The Officer Nomination and Compensation Committee referred to as the “Committee” throughout the Compensation Discussion and Analysis is composed entirely of independent directors. The Committee administers the executive compensation programs. It approves the compensation of the Chief Executive Officer (“CEO”), based on the Corporate Governance Committee’s report on its evaluation of CEO performance. The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans and reviews and approves the general compensation policy for other officers of the Company and officers of its principal affiliates. Further, the Committee makes recommendations to the Board with respect to the specific compensation of the CEO’s direct executive reports, which we refer to as the Company’s senior executives.

The Company’s executive compensation program is designed to attract and retain highly qualified executives and provide compensation in a manner that is aligned with the Company’s strategic plan to create additional stockholder value. Our compensation policy is designed to relate total compensation to corporate performance, while remaining competitive with the compensation practices of competitors in the energy industry and, to a lesser extent, general industry. Accordingly, the Committee’s philosophy is to provide a competitive total compensation opportunity which approximates the 50th percentile of the compensation opportunities of similar energy companies, (see peer group below) taking into account the Company’s performance and individual performance. Total compensation opportunities are defined as the sum of base salary, target annual incentives, and the grant date value of long-term incentives (LTI). Target annual incentives and the grant date value of LTI are used in particular as the market reference point because they focus on opportunities rather than outcomes, i.e., earned or realized pay. Earned or realized incentive compensation is largely a function of performance, not the market benchmarking process. The objective of the executive compensation structure, generally, is not to ensure outcomes, but to target a competitive opportunity. If earned/realized incentive awards are greater or lesser than these target/grant date opportunities, it will be as a result of individual and/or Company performance and not because of the market benchmarking process.

The Committee generally determines all elements of compensation on an annual basis, during the first quarter of the year. The Committee typically determines at this time the executives’ incentive payout for the year just ended as well as any adjustment in other elements of the total compensation opportunity for the year that has just begun. Accordingly, the discussion that follows concerns the Committee’s decisions in the first quarter of 2008 with respect to 2008 base salary and the 2008 long-term incentive grant, and the Committee’s decisions in January 2009 with respect to incentive payouts for 2008 performance. On occasion, the Committee will consider compensation at other times of the year — for example, when new executives are being considered for employment by the Company or when the Committee deems it appropriate to consider an adjustment to a particular executive’s compensation.

For 2008, the Committee engaged the services of Hewitt, an executive compensation consulting firm, to advise it with respect to compensation design, comparative compensation practices, and other compensation matters. Under separate agreements, Hewitt also provides other services to the Company, including benefits administration, actuarial services, and health and welfare consulting. The Committee’s decision to engage Hewitt to provide consulting services to the Committee was independent of the Company’s engagement of Hewitt for these other services. The Committee has instructed Hewitt that its executive compensation consultant is to act independently of management with respect to the executive compensation services Hewitt provides to the Committee. The same executive compensation consultant has worked with the Committee for several years. He does not receive any incremental compensation from Hewitt for Hewitt’s provision of any other services to the Company and he does not receive any individual incentives for cross-selling other Hewitt services. He does not manage the overall relationship with the Company, and the Committee reasonably believes that his judgments are not in any way influenced by the other work Hewitt performs. The Committee meets with the executive compensation consultant in executive session without management present.

In order to further strengthen the Company’s governance practices, the Corporate Governance Committee, at its January 2009 meeting, unanimously approved a change in board policy such that, following a transition period of no more than six months, future executive compensation consultants advising the Committee should not be retained to provide any other services to the Company, its affiliates or its senior executive officers.

For its 2008 compensation considerations, the Committee engaged Hewitt to provide the Committee survey information for a group of energy companies, including gas, electric, combination utility, and natural gas transmission companies. For its 2008 considerations, the Committee approved the following energy company comparative group:

Energy Company Comparative Group

AGL Resources Inc	Nicor Inc.
Allegheny Energy, Inc.	Pepco Holdings, Inc.
Ameren Corporation	PG&E Corporation
American Electric Power Company, Inc.	PNM Resources, Inc.
Aquila, Inc.	PPL Corporation
CenterPoint Energy, Inc.	Public Service Enterprise Group
CMS Energy Corporation	Questar Corp
Dominion Resources, Inc.	SCANA Corporation
DTE Energy Company	Sempra Energy
Duke Energy Corporation	Southern Company
El Paso Corp	TXU Corp.
Equitable Resources Inc.	WGL Holdings, Inc.
FirstEnergy Corp	Williams Cos Inc.
Kinder Morgan Energy — LP

In making its recommendations concerning the various components of executive compensation, the Committee takes into account various factors, including:

•	the competitiveness of the Company’s programs, based upon competitive market data (described more fully below);

•	the attainment of established business and financial goals for the Company; and

•	an executive’s position, level of responsibility, and performance, as measured by their individual contribution to the Company’s achievement of its business objectives.

In making its compensation decisions for the CEO, the Committee considers the Corporate Governance Committee’s evaluation of the CEO’s performance. Under our governance structure, the Corporate Governance

Committee has the responsibility to evaluate the CEO’s performance. The Corporate Governance Committee also meets with the CEO and the Senior Vice President, Human Resources to review the performance of the other senior executives. In this meeting, the Corporate Governance Committee also reviews the Company’s succession plans for senior executives. Because all of the members of the Committee are also members of the Corporate Governance Committee, each member of the Committee participates in this performance review discussion.

For 2008, the Committee considered the performance reviews of senior executives in making its compensation recommendations to the board. The Committee recommends adjustments to compensation based upon the individual’s contributions to the Company, the achievement of predetermined goals and the performance of the business. The Committee discusses and considers these factors, and then makes compensation recommendations to the full Board, which takes the final action on these matters. The board accepted all of the Committee’s recommendations in 2008.

Elements of Compensation

Our executive compensation program consists of: base salary; an annual incentive plan; long-term incentive opportunities; benefit programs (including pension, retirement savings, deferred compensation and health and welfare); a limited amount of perquisites; and post-termination benefits. With respect to balancing these elements, the Committee considers competitive conditions, internal comparisons, Company and individual performance and evolving governance practices.

The Committee approves compensation for Robert C. Skaggs, Jr., President and CEO. The Committee makes recommendations to the board with respect to the compensation of our other senior executive officers, which includes all of our other Named Officers (the Named Officers, in addition to the CEO, are the Chief Financial Officer, and the three other most highly compensated executive officers as of December 31, 2008).

Beginning in 2006, the Committee modified its overall compensation philosophy to provide a competitive total compensation program based on the approximate 50th percentile of the range of compensation paid by similar energy companies, taking into account the Company’s performance. The Committee seeks to align executive compensation with Company performance.

2008 Base Salary.  The Company targets base salary at the 50th percentile of the range of compensation paid by the companies in the Energy Company Comparative Group in order to be competitive for these executive positions. The Committee reviews the base salary of the Company’s senior executives annually. The Committee determines base salary based upon the consideration of such factors as level of responsibility, experience, historical compensation, and individual performance and contribution to the business objectives. In making its decisions regarding 2008 base salary, the Committee considered the respective executive’s performance and contribution in 2007.

For 2008, the Committee increased the annual base salary of Mr. Skaggs from $750,000 to $800,000 effective March 1, 2008 (the Company made base salary adjustments for exempt employees effective March 1, 2008). In making this decision, the Committee considered that the Company continued to make significant progress on its four-part business plan, centering on: (1) expansion and commercial growth of the gas transmission and storage business; (2) regulatory and commercial initiatives at our utilities; (3) financial management; and (4) process and expense management. For each aspect of the plan, the Committee concluded that the Company achieved significant progress in 2007. Among its achievements were the following:

•	the NiSource Gas Transmission & Storage business unit (“NGT&S”) executed a number of pipeline and storage growth projects;

•	the NiSource Gas Distribution business unit (“NGD”) synchronized infrastructure replacement with regulatory initiatives;

•	the Northern Indiana Energy business unit (“NIE”) reached a settlement related to the cost of purchasing electric power at NIPSCO;

•	the Company maintained its investment grade credit ratings; and

•	The Company restructured its business services agreement with IBM to allow the Company to more effectively manage its expenses.

In addition to these achievements, the Committee also considered the fact that the Company had exceeded its earnings trigger goal for 2007, that Mr. Skaggs’ base salary was below the 50th percentile of salaries for CEO’s in the comparative groups, and that Mr. Skaggs had not received an increase to his base salary since July 2005.

With respect to the other Named Officers, the Committee made the following recommendations.

•	Mr. O’Donnell’s base salary be increased from $450,000 to $460,000 effective March 1, 2008. The Committee’s reasons for this recommendation were that Mr. O’Donnell had performed effectively as Chief Financial Officer in 2007 and that the proposed base salary was near the 50th percentile for similar positions within the Energy Company Comparative Group.

•	Mr. Helms’ base salary be increased from $500,000 to $520,000 effective March 1, 2008. The Committee’s bases for this recommendation were to recognize Mr. Helms’ leadership of NiSource’s Gas Transmission and Storage business unit, including the delivery of key growth projects and the accomplishment of the business unit financial goals, and to remain competitive within the natural gas transmission industry for senior executives. With respect to Mr. Helms’ compensation, the Committee considered, in addition to benchmarking information from the Energy Company Comparative Group, compensation opportunities of senior executives at three additional natural gas pipeline companies — Oneok Inc., Southern Union Company, and Spectra Energy.

•	The base salary for Ms. Odum remains the same for 2008 because she had only recently joined the Company in December 2007.

•	The base salary for Mr. Smith be set at $500,000 when he joined the Company in June 2008. The Committee made this recommendation based upon Mr. Smith’s experience and the market comparison for compensation for chief financial officers.

•	The base salary for Mr. Staton be set at $440,000 upon his joining the Company in March 2008. The Committee’s recommendation was based upon Mr. Staton’s experience, and the market comparison for compensation of senior executives in the utility industry.

The Board accepted the Committee’s recommendations.

2009 Base Salary Freeze for Named Officers.  For 2009, Mr. Skaggs recommended, and the Committee approved, that the Company should freeze the base salaries of its senior executives, including all of the Named Officers. The Committee determined that, despite the strong performance of Mr. Skaggs and his senior executive team in meeting the Company’s operational and financial objectives during 2008, this action was appropriate given the current economic climate and the Company-wide cost-savings initiatives being implemented in 2009.

2008 Annual Incentive Plan.  The Committee determines annual incentive ranges for all senior executives under the NiSource Corporate Incentive Plan, which is a broad-based plan that extends to most employees within the organization. The purpose of this component is to provide an incentive opportunity for employees based upon the annual performance of the Company. As in past years, every eligible employee has an incentive level that identifies their incentive opportunity at trigger, target and stretch.

In determining incentive compensation ranges, the Committee considered benchmark information, advice from the compensation consultant, historical payouts and individual executive performance. The Committee did not change the incentive compensation ranges for incumbent Named Officers.

The incentive ranges for the Named Officers, stated as a percentage of base salary, under the Corporate Incentive Plan in 2008 were:

Robert C. Skaggs, President and Chief Executive Officer	35% to 105% with a target of 70%
For the other Named Officers	32.5% to 97.5% with a target of 65%

Under the 2008 NiSource Corporate Incentive Plan (“Incentive Plan”), the Board established a corporate trigger financial goal of $1.25 of net operating earnings per share (after accounting for the cost of any incentive payout). If the Company did not achieve that level of operating earnings in 2008, no annual incentive under the Incentive Plan would be paid.

The Company uses net operating earnings for determining financial performance for its incentive compensation plans because the Board and management believes this measure better represents the fundamental earnings strength and performance of the Company. NiSource uses this measure internally for budgeting and for reporting to the Board. Net operating earnings is defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items, such as weather, gains and losses on the sale of assets, and certain out-of-period items and reserve adjustments.

In addition to the corporate operating earnings measure, the Incentive Plan also established earnings goals for the Company’s three business units. The respective units had goals at trigger, target and stretch levels. For employees in the Company’s respective business units, 50% of their incentive opportunity was based upon overall corporate performance and 50% was based upon business unit performance. For employees in the corporate services functions, 100% of their incentive opportunity was based upon overall corporate performance.

Under the plan, if the Company meets its corporate trigger financial goal, employees in good standing are eligible to receive an incentive in accordance with the plan. The Committee retained the discretion once the trigger is met to pay incentives under the Incentive Plan within the incentive opportunity range for each Named Officer. Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee’s eligible earnings may be made to an employee’s account in the Company’s Retirement Savings Plan on behalf of all eligible employees, including the Named Officers, based on the overall corporate financial performance measure.

In 2008, the Company achieved $1.27 of net operating earnings per share (after accounting for the cost of any incentive payout). Because the Company exceeded the trigger level of financial performance, the Committee deemed it appropriate to fund the portion of the incentive pool based upon corporate performance at a level of 80% of target. The funding of the portions of the incentive pool based upon business unit performance varied. Because the NGD business unit exceeded its stretch goal, the Committee recommended that the portion of the incentive pool based upon the NGD business unit be funded at a stretch level (stretch is 150% of target). The NGT&S business unit met its target goal. Accordingly, the Committee recommended that the portion of the incentive pool based upon NGT&S business unit performance be funded at a target level. Although the NIE business unit did not meet its trigger earnings goal, Mr. Skaggs requested that the Committee and the Board consider funding the portion of the incentive pool based upon NIE business unit performance at the trigger level (trigger is 50% of target) because of the substantial gains that had been made during 2008 in addressing legacy issues and building more effective relationships with external stakeholders. The Committee agreed to Mr. Skaggs’ request. The Committee recommended to the Board, based upon the corporate performance and the respective business units’ performance, that overall payouts to the respective business units be funded as follows:

•	NGD at 115% of target (50% of the incentive opportunity at 80% of target and 50% of the opportunity at 150%);

•	NGT&S at 90% of target (50% of the incentive opportunity at 80% of target and 50% of the opportunity at 100%);

•	Corporate at 80% of target (100% of the incentive opportunity at 80% of target); and

•	NIE at 65% of target (50% of the incentive opportunity at 80% of target and 50% of the opportunity at 50%).

The Board accepted the Committee’s recommendations regarding the Incentive Plan.

Further, the Company made a profit sharing contribution of 0.5% of an employee’s eligible earnings, including those of the Named Officers, to the respective employees’ accounts in the Company’s Retirement Savings Plan.

2008 Incentive Plan Payouts to the Named Officers.  Mr. Skaggs, as he had in prior years, requested that he not receive an incentive payout for 2008. Although the Company accomplished the financial performance for a payout under the 2008 incentive plan, the market price of the Company stock declined during 2008. In light of the

Company’s stock price, Mr. Skaggs did not believe that an incentive payout was warranted. The Committee agreed to this request.

Mr. Skaggs made recommendations to the Committee with respect to the award of incentive payouts to senior executives, including all of the Named Officers, for 2008. The Committee considered Mr. Skaggs’ recommendations, as well as overall corporate performance, the contributions of the individual executives, the individual executive’s incentive range and the funding level of the incentive pool approved by the board. The Committee, in turn, made its recommendation to the board. The board accepted all of the Committee’s recommendations for incentive payouts. The incentive payouts for 2008 to the Named Officers were as follows.

•	Mr. O’Donnell received an incentive payout of $240,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included: the successful issuance of $700 million of senior unsecured debt at favorable rates; the sale of the Whiting Clean Energy facility to BP Alternative Energy North America; the maintaining of investment grade credit ratings; and the successful transition of his responsibilities as CFO to Stephen Smith.

•	Mr. Smith received an incentive payout of $200,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included: the successful transition into his role as CFO; the development of a near-term liquidity plan, which included the reduction of planned capital spending and working capital requirements for 2009, the repurchase of portions of the debt scheduled to mature in 2009 and 2010, and the adoption of an expanded dividend reinvestment plan; the supplementation of the Company’s revolving credit facility with a new, six-month $500 million credit facility to ensure liquidity to accommodate the Company’s seasonal cash flow requirement and to provide funding flexibility related to the Tawney settlement; the renewal of a $200 million accounts receivable facility; and the restructuring of his organization.

•	Mr. Helms received an incentive payout of $310,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included: the attainment by NGT&S of its target financial goals; the delivery of key growth projects, such as Millennium Pipeline; the development of an inventory of near-term growth projects; the recovery from major facility outages and the rebuilding of a facility that had been destroyed by a tornado; and the recruitment of key senior leaders.

•	Mr. Staton received an incentive payout of $310,000 based upon his performance and his individual contributions to the Company’s performance. His contributions included: the attainment by NGD of its stretch financial goals; the material improvement in employee safety results; the receipt of approval of a landmark rate case settlement in Ohio that provided for an additional $47.1 million in annual base revenues, established an enhanced rate structure, provided for new demand side management and low income customer support programs, and contained a tracking mechanism that is closely synchronized with the Company’s long-term infrastructure enhancement and replacement programs; the settlement of a $41.5 million rate case in Pennsylvania; and the completion of the sale of Northern Utilities to Unitil Corporation.

•	Ms. Odum received an incentive payout of $220,000 based upon her performance and her individual contributions to the Company’s performance. Her contributions included: the acquisition of a 535 megawatt combined cycle generating facility and obtaining an arrangement to dispatch that facility into the Midwest Independent Transmission System Operator; the preparation of the NIPSCO electric base rate filing (its first in 20 years); the execution of agreements to add wind-generated power to the NIPSCO portfolio beginning in 2009; the filing of a proposal to expand energy efficiency programs to NIPSCO’s electric customers; the building of the NIE leadership team; and the advancement of key external stakeholder relationships.

Long-Term Incentive Plan (LTIP).  The Company’s compensation program includes a long-term incentive component of equity-based compensation. The purpose of this component includes:

•	aligning executives’ compensation with the long-term strategic plan of the Company;

•	aligning the interests of the executives with the interests of its long-term stockholders in increasing the value of the Company’s stock; and

•	providing competitive compensation so that the Company can recruit and retain executive talent.

Under the LTIP, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the LTIP, and the Company’s total compensation philosophy in establishing long-term incentive awards. The actual compensation value of awards under the LTIP depends on actual stock price appreciation and total stockholder return.

The Company’s philosophy is that the preponderance of its long-term incentive award opportunities be performance based. Accordingly, 67% of the total long-term incentive opportunity during 2008 for each of the Named Officers was in the form of contingent shares, while 33% were in the form of restricted shares. The contingent shares are contingent upon the Company meeting certain performance goals over the three-year period from 2008 through 2010. The contingent shares have two measures, each with a 50% weighting. The measures are cumulative net operating earnings over the three-year period and cumulative funds from operations over the three-year period. The Committee selected these measures because it was their view that they were key drivers to the enhancement of long-term stockholder value. If the threshold level of performance was exceeded, the executive could receive up to a maximum of 150% of the grant designated by the Board. The measures and goals are:

50% weighting — cumulative net operating earnings per share for 2008-2010

•	$3.90 — 100% of the value attributable to the measure

•	$3.93 — 110% of the value attributable to the measure

•	$3.96 — 120% of the value attributable to the measure

•	$3.99 — 130% of the value attributable to the measure

•	$4.02 — 140% of the value attributable to the measure

•	$4.05 — 150% of the value attributable to the measure

50% weighting — funds from operations for 2008-2010 (millions)

•	$2,800 — 100% of the value attributable to the measure

•	$2,825 — 110% of the value attributable to the measure

•	$2,850 — 120% of the value attributable to the measure

•	$2,875 — 130% of the value attributable to the measure

•	$2,900 — 140% of the value attributable to the measure

•	$2,925 — 150% of the value attributable to the measure

If prior to the lapse of the performance conditions, the employee terminates employment (1) due to retirement, having attained age 55 and completed ten years of service, (2) due to disability, or (3) due to death with less than or equal to 12 months remaining in the performance period, the employee will receive a pro rata portion of the contingent shares upon the performance conditions being met. If prior to the lapse of the performance conditions, the employee terminates employment due to death with more than 12 months remaining in the performance period, the employee will receive a pro rata portion of the contingent shares as if the performance conditions had been met. Termination due to any other reason will result in all contingent shares awarded being forfeited effective the employee’s date of termination.

The restricted stock was granted to facilitate retention, particularly during the strategic transition that the Company is undertaking, while at the same time strengthening the linkage to changes in stockholder value.

The 2008 restricted shares vest over approximately three years. The service conditions lapse on January 31, 2011. If before January 31, 2011, the employee terminates employment (1) due to retirement, having attained age 55 and completed ten years of service, or (2) due to death or disability, the employment conditions will lapse with respect to a pro rata portion of the restricted units on the date of termination. Termination due to any other reason will result in all restricted shares awarded being forfeited effective the employee’s date of termination.

In March 2008, the Committee recommended, and the Board approved, grants of 244,907 restricted shares and 417,196 shares of contingent stock to executives of the Company. The Committee determined that it was appropriate to include an equity-based component in the executive compensation program since it was aligned with stockholder interest, was tied to performance, and had a long-term vesting schedule in order to provide an incentive for retention of executives.

In determining the 2008 long-term incentive grants to be awarded to the Named Officers, the Committee considered the market information provided by Hewitt, as well as the performance of the individuals and the desire to further align the interests of management with those of the Company’s stockholders. With respect to Mr. Skaggs, the Committee also considered that Mr. Skaggs, pursuant to his requests, did not receive an incentive payout for 2006 or 2007. The Committee recommended, and the Board authorized, restricted and contingent stock awards to the Named Officers in the following amounts:

	Number of	Number of
Name	Restricted Shares	Contingent Shares

Robert C. Skaggs, Jr.	40,023	80,046
Michael W. O’Donnell	11,435	22,870
Christopher A. Helms	13,817	27,635
Eileen O’Neill Odum	10,959	21,917
Jimmy D. Staton	10,959	21,917

Consistent with the philosophy and principles articulated above, the Committee believes that the 2008 stock awards:

•	align the interests of executives with the Company’s long-term stockholders because the ultimate value of the award is dependent upon the value of NiSource stock;

•	support the Company’s philosophy of paying for performance because the contingent shares will not vest unless the Company achieves its performance goals over the three year measurement period; and

•	provide competitive compensation to recruit and retain executive talent by including a long-term incentive component in the executive compensation program.

Pursuant to his employment agreement with the Company, and to compensate him for the loss of a portion of the long-term incentive award from his prior employer, the Committee recommended, and the Board approved, a grant to Mr. Smith of a contingent stock award of 36,298 contingent shares which will vest, solely on the passage of time, in one-third increments on December 31, 2008, 2009 and 2010.

In addition, in 2008, the Committee certified the performance goals related to a previous grant of 10,000 shares of restricted stock to Mr. Helms. The restrictions on 100% of those shares lapsed on March 31, 2008, based upon the Committee’s assessment that Mr. Helms had achieved the specified performance goals. The goals were: (1) develop and execute an aggressive pipeline unit growth strategy that results in the development and approval of material regulated pipeline and storage asset capital projects that meet or exceed corporate economic requirements; (2) lead the pipeline business unit in the execution of its transformation plan by meeting or exceeding agreed milestones and performance metrics including the realization of expected operational and financial benefits; and (3) develop and execute a plan to insure the safe, efficient and profitable operation of the pipeline business unit that meets or exceeds agreed financial, safety, and operational goals.

Benefits.  The Company provides a variety of health and welfare benefits to its employees, including a number of health care plans, vision, dental, long-term disability and life insurance. The Named Officers are eligible to participate in these plans as employees of the Company. The Company also has the following plans.

Defined Contribution Plans.  Under the NiSource Inc. Retirement Savings Plan, the Company’s 401(k) plan that covers most of the Company’s non-union employees (including the Named Officers), Named Officers can defer a portion of their base salary and receive employer matching contributions that vary according to the terms of the respective pension plans in which they participate. In addition, the Company sponsors the Savings Restoration Plan for NiSource Inc. and Affiliates. The Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings

Plan had such benefit not been limited by sections 415 (a limitation on annual contributions under a defined contribution plan of $46,000 for 2008) and 401(a)(17) (a limitation on annual compensation of $230,000 for 2008) of the Internal Revenue Code, reduced by their deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Retirement Savings Plan. All of the Named Officers are eligible to participate in the Savings Restoration Plan.

Executive Deferred Compensation Plan.  The Company sponsors the Executive Deferred Compensation Plan whereby employees at certain job levels and other key employees designated by the Committee, including the Named Officers, are eligible to participate. Participants who elect to participate may elect to defer and invest between 5% and 80% of their compensation and between 5% and 100% of their incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under the Company’s 401(k) plan except that there are additional investment options for former Bay State Gas Company Plan participants and transferred Columbia Energy Group Plan accounts. Employee contributions and any earnings thereon are 100% vested.

Pension Plans.  The Company and its affiliates sponsor several qualified pension plans for their respective employees. The plan in which an employee participates, including each of the Named Officers, differs depending upon the affiliate into which the employee was hired. The pensions are payable out of a trust fund, which consists of contributions made by the Company and the earnings of the fund. Over a period of years, the contributions are intended to result in overall actuarial solvency of the trust fund.

Messrs. Skaggs and O’Donnell participate in the Retirement Plan of Columbia Energy Group Companies, as they were participants in this plan at the time of the acquisition of Columbia Energy Group by NiSource. Ms. Odum and Messrs. Helms, Smith and Staton participate in the NiSource Pension Plan because they were hired into NiSource Corporate Services Company.

Both the Retirement Plan of Columbia Energy Group Companies and the NiSource Pension Plan provide for a “final average pay” benefit. Both plans also adopted a cash balance feature, whereby an executive will have a benefit consisting of their opening account balance plus annual pay and interest credits to their cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to their account based on the interest rate on 30-year Treasury securities, as determined by the Internal Revenue Service, for the September immediately proceeding the first day of each year, but not less than 4%. At the time the plans added this cash balance benefit, eligible employees were provided a choice between receiving the final average pay benefit or receiving the cash balance benefit.

Both Pension Plans were amended and restated effective January 1, 2006 to add a new cash balance feature, for exempt employees only. Participants in the plans prior to October 1, 2005 were entitled to elect to remain in the “final average pay feature” or the original cash balance feature, or to begin participating in the new cash balance feature. Participants hired into exempt employee positions on or after October 1, 2005 and prior to January 1, 2006 automatically participated in the original cash balance feature until January 1, 2006, when they automatically began participating in the new cash balance feature. Participants hired into exempt employee positions on or after January 1, 2006 automatically participate in the new cash balance feature. The difference between the original cash balance feature and the new cash balance feature is that the pay credits provided under the new cash balance feature are a lower percentage of compensation based upon a participant’s combined age and service. Participants in the new cash balance feature receive an enhanced matching contribution under the Retirement Savings Plan. As of January 1, 2011, all participants who are exempt employees will participate in the new cash balance feature and will receive the enhanced matching contribution under the Retirement Savings Plan.

Mr. Skaggs elected to continue to receive the final average pay benefit under the Retirement Plan of Columbia Energy Group Companies. The formula for a retiree’s monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40.

Messrs. O’Donnell and Helms elected to receive the new cash balance benefit.

The Company also sponsors the Pension Restoration Plan for NiSource Inc. and Affiliates. The Pension Restoration Plan is a nonqualified defined benefit plan. The plan includes employees of the Company and its affiliates (including all of the Named Officers) whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan. Benefits earned under the Pension Restoration Plan are used to offset amounts earned under the Supplemental Executive Retirement Plan.

Supplemental Executive Retirement Plan.  The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the Board to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company. For each officer and employee who first participated in the Supplemental Executive Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 62, or age 60 and the completion of at least 25 years of service of the greater of (i) 60% of final average pay (prorated for less than 20 years of service) and an additional 0.5% of final average pay per year between 20 and 30 years of service, less 5% of Primary Social Security Benefits (prorated for less than 20 years of service) or (ii) the benefit formula under the NiSource qualified pension plan. Final average pay is determined by dividing the participant’s total compensation during the 60 consecutive months within the last 120 months of service that produce the highest result, by the number of months for which such compensation was received. For purposes of the Plan, total compensation is compensation as defined in the NiSource Pension Plan (but disregarding the limitations required by Code Section 401(a)(17) and the 50% limitation applicable to bonuses). In either case, the benefit is reduced by the actual pension payable from the qualified pension plan covering the officer or employee and benefits earned under the Pension Restoration Plan for NiSource Inc. and Affiliates. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant. Mr. O’Donnell is the only named executive officer who participates in the Supplemental Executive Retirement Plan and his participation is based on his service and compensation with the Company and its affiliates from and after November 1, 2000.

Perquisites.  Perquisites are not a principal element of the Company’s executive compensation program. The Company’s perquisites are limited in number and modest in dollar value in comparison to its principal elements of compensation. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose.

The Committee annually reviews the types and costs of perquisites provided by the Company to its Named Officers to be sure that the perquisites are in line with the Company’s compensation philosophy. During 2008, the only perquisite offered by the Company to all of its Named Officers in 2008 was financial planning and tax advisory services. The Company did not reimburse the Named Officers for the payment of personal income taxes in connection with this benefit.

In addition to the perquisite discussed above, certain individual Named Officers also received an automobile leasing and annual physical perquisite. Both of these perquisites have been discontinued but not with respect to Named Officers who received them under prior practice. Certain Named Officers also received benefits in the form of relocation services and the payment of relocation expenses where such Named Officer relocated at the Company’s request or as the result of a job transfer. The Company reimburses the Named Officers for the payment of personal income taxes in connection with the relocation services and related expenses and travel expenses.

From time to time, the Company may also allow limited personal use of Company aircraft or limited spousal travel in conjunction with attending Company events; however, no such activity occurred during 2008.

Post-Termination Benefits.  The Company maintains an executive severance policy, Change in Control Agreements with the Named Officers and letter agreements with Messrs. Helms, Smith, and Staton and Ms. Odum regarding payments to be made in connection with the termination of employment of the executive. Messrs. Skaggs and O’Donnell are also entitled to receive payments for vested phantom stock units that were given to them in February 2001 as an inducement to remain employed with the Company following the Company’s acquisition of Columbia Energy Group. The Company entered into the Change in Control Agreements based upon its belief that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, a thoroughly objective judgment be made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized by having these agreements. For further discussion of these arrangements see “Compensation of Executive Officers — Potential Payments upon Termination of Employment or a Change in Control of the Company” below.

Executive Stock Ownership Guidelines

The Company established stock ownership guidelines for its senior executives in 2007, and revised the guidelines in January 2009. Officers are generally expected to satisfy their applicable ownership guidelines within five (5) years of becoming subject to the guidelines. The ownership requirement for the CEO is five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salary. At the end of 2008, the Named Officers (other than Mr. O’Donnell, who met his guideline on December 31, 2008) are progressing toward their ownership guidelines but have been subject to them for less than five years, the time generally estimated to reach the guidelines. Once an officer satisfies the guidelines, the officer must continuously own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the officer satisfies their share ownership guidelines, the officer is required to hold 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock, and the vesting of performance units.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the three other most highly compensated Named Officers (excluding the chief financial officer), other than compensation meeting the definition of “performance based compensation,” will not be deductible by a corporation for federal income tax purposes. The Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2008. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations published by the IRS. The Committee retains the discretion to amend or not amend any compensation arrangement to comply with Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is the best interest of the Company.

In addition, Section 280G and 4999 of the Internal Revenue Code impose excise taxes on Named Officers, directors who own significant stockholder interests in the Company, and other service providers who receive payments in excess of a threshold level upon a change in control. Additionally, the Company or its successor could lose a deduction for amounts subject to the additional tax. As discussed in the “Potential Payments upon Termination of Employment or a Change in Control of the Company” section, it is possible that payments to the Named Officers could be subject to these taxes.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on service providers, including directors and Named Officers, who deferred compensation in a manner that does not comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Total Executive Compensation

The Company intends to continue to compensate our executives in accordance with performance. As noted above, both the 2008 annual incentive opportunity and two-thirds of the value of the 2008 long-term incentive opportunity for senior executives, including all of the Named Officers, was based upon the Company attaining pre-established goals. The Committee believes that its overall executive compensation program has been, and will continue to be, successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the senior executives to strive toward the creation of additional stockholder value.

Officer Nomination and Compensation Committee Report

The Officer Nomination and Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Officer Nomination and Compensation Committee of the Company states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Officer Nomination and Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Officer Nomination and Compensation Committee:

Officer Nomination and Compensation Committee
Steven C. Beering, Chairman
Richard A. Abdoo
W. Lee Nutter
Deborah S. Parker
Carolyn Y. Woo

March 11, 2009

Compensation of Executive Officers

Summary.  The following table summarizes compensation for services to NiSource and its affiliates for 2008 awarded to, earned by or paid to the CEO, Chief Financial Officer and three other most highly compensated executive officers as of December 31, 2008 (collectively these individuals constitute the “Named Officers”).

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	(4)	($)(5)	($)(6)	($)(7)	($)
Robert C. Skaggs, Jr.	2008	791,667	—	1,518,162	—	—	294,699	60,003	2,664,531
President and Chief	2007	750,000	—	446,676	—	—	333,433	61,316	1,591,425
Executive Officer	2006	750,000	—	633,850	—	—	406,654	76,091	1,866,595

Michael W. O’Donnell	2008	458,333	1,667	561,954	—	238,333	417,450	47,544	1,725,281
Executive Vice President and	2007	448,333	2,865	479,250	—	182,135	265,999	45,312	1,423,894
Chief Financial Officer	2006	413,333	86,833	1,091,085	—	67,167	664,748	44,192	2,367,358

Stephen P. Smith	2008	291,667	485,000	200,000	—	—	14,073	12,500	1,003,240
Executive Vice President and	2007	—	—	—	—	—	—	—	—
Chief Financial Officer	2006	—	—	—	—	—	—	—	—

Christopher A. Helms	2008	516,667	7,750	532,649	—	302,250	49,108	19,582	1,428,006
Executive Vice President and	2007	495,833	23,568	336,367	—	201,432	39,664	36,593	1,133,457
Group Chief Executive Officer	2006	475,000	82,812	124,599	—	77,188	57,270	138,618	955,487

Eileen O’Neill Odum	2008	440,000	184,100	167,508	—	35,900	25,978	86,913	940,399
Executive Vice President and	2007	36,667	100,000	—	—	—	—	—	136,667
Group Chief Executive Officer	2006	—	—	—	—	—	—	—	—

Jimmy D. Staton	2008	349,206	298,969	167,508	—	111,031	17,823	31,670	976,207
Executive Vice President and	2007	—	—	—	—	—	—	—	—
Group Chief Executive Officer	2006	—	—	—	—	—	—	—	—

(1)	Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2)	For 2008, this column shows amounts paid under the Corporate Incentive Plan in excess of the amount described in footnote 5 below. For a description of the payments made please see “Compensation Discussion and Analysis — Annual Incentive Plan”. Pursuant to a letter agreement entered into with Mr. Smith in conjunction with his employment, Mr. Smith also received a sign-on bonus of $150,000 in 2008 and a bonus of $135,000 to compensate him for the loss of a portion of his long-term incentive award from his prior employer. In addition, he was guaranteed an incentive payout of $189,583 for 2008 and a discretionary bonus of $10,417. Pursuant to a letter agreement entered into with Mr. Staton in connection with his employment, Mr. Staton was guaranteed a minimum bonus of $150,000 in 2008. He also received a sign-on bonus of $100,000. Pursuant to a letter agreement entered into with Ms. Odum in connection with her employment, Ms. Odum was guaranteed a minimum bonus of $150,000 in 2008. She also received a sign-on bonus of $100,000 in 2007.

(3)	For a discussion of stock awards granted in 2008, see “Compensation Discussion and Analysis — Annual Incentive Plan.” No stock awards were granted in 2006 to the Named Officers. The amounts in this column reflect the annual amount recognized by the Company for financial statement reporting purposes each year in accordance with SFAS No. 123(R) for all restricted and contingent stock granted to Named Officers in 2008 and prior years, as well as dividends paid and the change in fair value measured over the reporting period on fully vested phantom stock units. Please see the discussion under “Potential Payments upon Termination of Employment or a Change in Control of the Company.”

(4)	No stock option awards were granted in 2008, 2007 or 2006 and the Company did not recognize any expense in these years for previously granted stock options.

(5)	For 2008, the Incentive Plan payout opportunity was based upon overall corporate performance and, for employees in the business units, business unit performance. Accordingly, for 2008 this column shows the amounts paid at 80% of target under the Corporate Incentive Plan for Mr. O’Donnell, at 115% of target for Mr. Staton (less his guaranteed bonus of $150,000), at 90% of target for Mr. Helms, and 65% of target for Ms. Odum (less her guaranteed bonus of $150,000). For a description of the 2008 Corporate Incentive Plan, please see “Compensation Discussion and Analysis — Annual Incentive Plan.”

(6)	This column shows the change in actuarial present value of each Named Officer’s accumulated benefits under the Company’s pension plans, pension restoration plan and supplemental executive retirement plan. For a description of these plans, see “Compensation Discussion and Analysis Benefits: Pension Plans.” No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(7)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Officer in 2008, 2007 and 2006.

		Perquisites(a)
							Other Compensation			Total
								Company
								Match to
								401(k)	Company
		Financial						Contributions	Contributions
		Consulting/	Personal			Use of		and Profit	to Savings
		Tax Return	Use of			Company	Tax	Sharing	Restoration
		Preparation	Company	Relocation	Spousal	Aircraft	Reimbursements	Contribution	Plan
Name	Year	Services	Automobiles	(b)	Travel	(c)	(d)	(e)	(f)
Robert C. Skaggs, Jr.	2008	8,753	—	—	—	—	—	17,625	33,625	60,003
	2007	7,983	—	2,441	3,469	—	2,298	13,625	31,500	61,316
	2006	7,584	—	—	2,075	12,040	9,392	13,125	31,875	76,091

Michael W. O’Donnell	2008	6,527	11,800	—	—	—	—	16,142	13,075	47,544
	2007	6,275	11,238	—	21	—	14	14,364	13,400	45,312
	2006	6,211	10,239	—	2,251	—	1,491	13,000	11,000	44,192

Stephen P. Smith	2008	—	—	—	—	—	—	—	12,500	12,500
	2007	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—

Christopher A. Helms	2008	—	3,736	—	—	—	—	15,846	—	19,582
	2007	—	6,529	—	—	—	—	13,814	16,250	36,593
	2006	—	8,908	67,086	171	—	33,953	13,021	15,479	138,618

Eileen O’Neill Odum	2008	14,052	10,410	17,581	—	—	18,287	13,483	13,100	86,913
	2007	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—

Jimmy D. Staton	2008	11,870	—	—	—	—	—	19,800	—	31,670
	2007	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—

(a)	All perquisites are valued based on the aggregate incremental cost to the Company, as required by the SEC’s rules. The “Compensation Discussion and Analysis — Perquisites” section of this proxy statement contains additional information about the perquisites provided by the Company to its Named Officers.

(b)	This amount represents the payment of relocation expenses under the Company’s relocation program in connection with Mr. Skaggs relocation to Chicago, Illinois, Mr. Helms’ relocation to Houston, Texas, and Ms. Odum’s relocation to Dune Acres, Indiana.

(c)	The calculation of incremental cost for personal use of Company aircraft includes the variable costs incurred as a result of personal flight activity: a portion of on-going maintenance and repairs, fuel, and flight expense. It excludes non-variable expenses that would have been incurred regardless of whether there was any personal use.

(d)	This column shows the amount of tax reimbursement associated with income attributable to the Named Officers in connection with certain limited spousal travel to and from the Company’s events, the limited personal use by the executive of the Company’s aircraft for commuting and the reimbursement of relocation expenses.

(e)	This column reflects Company contributions made on behalf of the Named Officers to the 401(k) Plan. The 401(k) Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis — Defined Contribution Plans.”

(f)	This column reflects Company contributions made on behalf of the Named Officers to the Savings Restoration Plan. The Savings Restoration Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis — Defined Contribution Plans.”

Grants of Plan-Based Awards

No stock options were granted to the Named Officers in 2008.

The following table sets forth information concerning plan-based awards under the NiSource Corporate Incentive Plan, and the NiSource Long-Term Incentive Plan to the Named Officers in 2008.

								All Other Stock
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Awards:
		Non-Equity Incentive			Equity Incentive			Number
		Plan Awards(1)			Plan Awards(3)			of shares of	Grant Date Fair Value
		Threshold	Target(2)	Maximum	Threshold	Target	Maximum	stock or units	of Stock and
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	Option Awards(5)

Robert C. Skaggs, Jr.	03/25/08	277,083	554,167	831,250	80,046	80,046	120,069	40,023	2,100,000

Michael W. O’Donnell	03/25/08	148,958	297,916	446,875	22,870	22,870	34,305	11,435	600,000

Stephen P. Smith	08/26/08	189,583	189,583	284,374	—	—	—	36,298	600,000

Christopher A. Helms	03/25/08	167,917	335,834	503,750	27,635	27,635	41,452	13,187	725,000

Eileen O’Neill Odum	03/25/08	150,000	286,000	429,000	21,917	21,917	32,876	10,959	575,000

Jimmy D. Staton	03/25/08	150,000	226,985	340,477	21,917	21,917	32,876	10,959	575,000

(1)	Payouts under the Corporate Incentive Plan were based on performance in 2008, which has now occurred. The information in the “Threshold”, “Target”, and “Maximum” columns reflect potential payouts under the performance targets set for the 2008 Corporate Incentive Plan, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Plan.” The amounts actually paid under the Corporate Incentive Plan for 2008 appear in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table. For a description of the payments made, please see “Compensation Discussion and Analysis — Annual Incentive Plan.” The threshold amounts for Messrs. Smith and Staton and Ms. Odum reflect guaranteed bonus amounts entered into in connection with their employment.

(2)	The Corporate Incentive Plan provides for a range of potential payouts, but did not set a specific target award for 2008. Therefore, for purposes of this table, the amounts in the column labeled “Target” reflect the midpoint of the range of potential payments to each executive under the Corporate Incentive Plan as originally set in January 2008.

(3)	The information in these columns reflect the 2008 contingent stock awards, which are based on performance over the three-year period 2008 through 2010. In order for participants to receive an amount of shares, the Company needs to attain specific financial goals. For a description, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.” If the threshold level of performance is met, the individual would receive 100% of the grant designated by the board. If that threshold level of performance was exceeded, the executive could earn up to a maximum of 150% of the grant designated by the board. There was no separate target for these awards. Therefore, the threshold and target are treated as the same in the chart above.

(4)	The information in this column reflects the number of restricted shares granted in 2008.

(5)	The grant date fair value of the stock awards was computed in accordance with SFAS No. 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information at fiscal year end concerning outstanding grants of equity awards to the Named Officers, including awards of options to purchase common stock and restricted and contingent stock, and grants made pursuant to a Time Accelerated Restricted Stock Award Program (“TARSAP”) to the Named Officers. No options were exercised and no restricted or contingent stock vested in 2008.

	Option Awards			Stock Awards
								Equity Incentive
								Plan Awards:
							Equity Incentive	Market or
						Market	Plan Awards:	Payout Value of
	Number of					Value of	Number of	Unearned
	Securities			Number of		Shares or	Unearned	Shares,
	Underlying			Shares or		Units of	Shares,	Units or
	Unexercised	Option		Units of		Stock That	Units or	Other Rights
	Options(#)	Exercise	Option	Stock That		Have Not	Other Rights	That Have
	Exercisable	Price	Expiration	Have Not		Vested ($)	That Have	Not Vested ($)
Name	(1)	($)	Date	Vested(#)		(6)	Not Vested (#)	(7)
Robert C. Skaggs, Jr.	171,429	22.620	1/3/2015	—		—	—	—

	48,883	21.860	1/1/2014	—		—	—	—

	27,287	19.840	1/1/2013	—		—	—	—

	18,550	21.005	1/25/2012	—		—	—	—

	15,330	25.940	1/1/2011	—		—	—	—

	—	—	—	16,768	(2)	183,945	—	—

	—	—	—	31,627	(3)	346,948	—	—

	—	—	—	—		—	69,054 (4)	757,522

	—	—	—	—		—	80,046 (5)	878,105

	—	—	—	40,023	(5)	439,052	—	—

Michael W. O’Donnell	169,714	22.620	1/3/2015	—		—	—	—

	69,135	21.860	1/1/2014	—		—	—	—

	73,009	19.840	1/1/2013	—		—	—	—

	30,822	21.005	1/25/2012	—		—	—	—

	25,472	25.940	1/1/2011	—		—	—	—

	—	—	—	44,865	(2)	492,169	—	—

	—	—	—	44,729	(3)	490,677	—	—

	—	—	—	—		—	23,018 (4)	252,507

	—	—	—	—		—	22,870 (5)	250,884

	—	—	—	11,435	(5)	125,442	—	—

Stephen P. Smith	—	—	—	24,199	(5)	265,463	—	—

Christopher A. Helms	28,571	22.910	4/1/2015	—		—	—	—

	—	—	—	10,000	(3)	109,700	—	—

	—	—	—	—		—	30,690 (4)	336,669

	—	—	—	—		—	27,635 (5)	303,156

	—	—	—	13,817	(5)	151,572	—	—

Eileen O’Neill Odum	—	—	—	—		—	21,917 (5)	240,429

	—	—	—	10,959	(5)	120,220	—	—

Jimmy D. Staton	—	—	—	—		—	21,917 (5)	240,429

	—	—	—	10,959	(5)	120,220	—	—

(1)	All outstanding options held by the Named Officers have vested.

(2)	The awards shown represent TARSAP awards granted in 2003. Generally, the restrictions with respect to these awards lapse six years from the date of the grant.

(3)	The awards shown represent TARSAP awards granted in 2004, or, in the case of Mr. Helms, an award having the same terms as the 2004 TARSAP grants. Generally, the restrictions with respect to these awards lapse six years from the date of the grant.

(4)	The awards shown represent contingent stock awards granted in 2007. The performance requirements for these awards have been met and the additional employment restrictions on these awards lapse December 31, 2009.

(5)	The awards shown represent contingent and restricted shares granted in 2008. For a description of the contingent and restricted stock awards and the performance criteria and vesting schedule, please see ’Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(6)	This column shows the market value of the unvested restricted stock awards held by the Named Officers, based on a price of $10.97 per share (the closing market price of the Company’s common stock on December 31, 2008, as reported by the New York Stock Exchange).

(7)	This column shows the market value of the unearned and unvested restricted stock awards held by the Named Officers, based on a price of $10.97 per share (the closing market price of the Company’s common stock on December 31, 2008, as reported by the New York Stock Exchange). The awards shown in this column were earned by the executive on January 25, 2008.

Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)
Robert C. Skaggs, Jr.	Retirement Plan of Columbia Energy Group Companies	27.5000	602,996

	Pension Restoration Plan	27.5000	1,524,862

Michael W. O’Donnell	Retirement Plan Columbia Energy Group Companies	37.9167	1,412,144

	Pension Restoration Plan	37.9167	1,435,391

	NiSource Supplemental Executive Retirement Plan	8.1600	1,253,187

Stephen P. Smith	NiSource Inc. Pension Plan	0.5833	10,990

	Pension Restoration Plan	0.5833	3,083

Christopher A. Helms	NiSource Inc. Pension Plan	3.7500	60,367

	Pension Restoration Plan	3.7500	95,591

Eileen O’Neill Odum	NiSource, Inc. Pension Plan	1.0833	15,211

	Pension Restoration Plan	1.0833	12,600

Jimmy D. Staton	NiSource Inc. Pension Plan	0.7500	10,990

	Pension Restoration Plan	0.7500	6,833

(1)	Mr. O’Donnell has only 8.16 years of credited service under the NiSource Supplemental Executive Retirement Plan because his participation in this plan is based on his service and compensation with the Company and its affiliates from and after the Company’s acquisition of Columbia Energy Group on November 1, 2000.

As discussed above in “Compensation Discussion and Analysis — Pension Plans” the Company’s Named Officers currently participate in different pension plans. Messrs. Skaggs and O’Donnell participate in the Retirement Plan of Columbia Energy Group Companies, because they were participants in this plan at the time of the acquisition of Columbia Energy Group by NiSource. The remaining named officers participate in the NiSource Pension Plan because they were hired into NiSource Corporate Services Company.

Pension Benefit.  Mr. Skaggs currently would receive the final average pay benefit under the Retirement Plan of Columbia Energy Group Companies. The formula for the normal monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40.

Compensation means base pay and “banked” vacation (in the year of vacation payout) including any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Code Section 125 or 401(k), but excluding any amounts deferred to a nonqualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $230,000 in 2008.

The remaining Named Officers receive a cash balance benefit pursuant to the Retirement Plan of Columbia Energy Group Companies in the case of Mr. O’Donnell and the NiSource Pension Plan in the case of Ms. Odum and Messrs. Helms, Smith and Staton. Under the new cash balance benefit, an account is maintained for each participant, which consists of (i) an opening account balance equal to the lump sum actuarial equivalent of his accrued benefit under the plan as of December 31, 2005 assuming the participant retired at age 60 if applicable (ii) compensation credits made by the Company as of the end of each calendar year that range from 4%-6% of compensation, plus 1% of compensation above 1/2 of the taxable Social Security wage base, and (iii) interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury securities rate for the September preceding each such year (subject to a minimum interest rate of 4%). Compensation means base pay, bonuses and “banked” vacation (in the year of vacation payout) including any salary reduction contributions made pursuant to a plan maintained by the Company under Section 125 or 401(k) of the Code, but excluding any amounts deferred to a nonqualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $230,000 in 2008.

The normal form of benefit under the Retirement Plan of Columbia Energy Group Companies is a single life annuity in the case of an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. The normal form of benefit under the NiSource Pension Plan is a single life annuity in the case of an unmarried participant, a 50% joint and survivor annuity in the case of a married participant in the final average pay option or the original cash balance feature, and a 50% joint and survivor pop-up annuity in the case of a participant in the new cash balance feature. Optional forms of payment are available under the pension plans, depending on the participant’s marital status and chosen benefit feature.

Eligibility.  A participant is eligible to receive a benefit under the Retirement Plan of Columbia Energy Group Companies after completing three years of vesting service. Under the plan, a participant is eligible to receive (i) a normal retirement benefit if his employment terminates on or after the later of their attaining the full social security retirement age or the fifth anniversary of the date he or she became a participant (“normal retirement date”), (ii) an early retirement benefit if their employment terminates on or after attaining age 60 with five years of credited service or age 55 with ten years of credited service (reduced in either case to reflect commencement), (iii) a delayed retirement benefit if a participant remains an employee after their normal retirement date or (iv) a deferred vested benefit if he or she terminates employment after completing three years of service.

A participant is eligible to receive a benefit under the NiSource Pension Plan after completing three years of vesting service. Under the plan, a nonunion participant is eligible to receive (i) a normal retirement benefit if their employment terminates on or after the later of their attaining age 65 or the fifth anniversary of the date he or she became a participant, (ii) an early retirement benefit if he or she terminates employment after age 55 with ten years of credited service (reduced to reflect commencement prior to age 65, except for a participant who terminates employment on or after age 60 with 25 years of credited service), (iii) a disability benefit if he or she terminates employment after he or she has completed three years of credited service and is disabled due to an injury on the job other than an intentionally self-inflicted injury or (iv) a deferred vested benefit if he or she terminates employment after completing three years of service.

Assumptions.  The assumptions used in calculating the present value of the accumulated benefit are set forth in Note 11 — Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company has not granted any extra years of credited service under the plans identified above, other than as noted below under “Potential Payments upon Termination of Employment or a Change In Control of the Company.”

Pension Restoration and Supplemental Executive Retirement Plan.  For discussion of the Pension Restoration and Supplemental Executive Retirement Plan, please see the Compensation Discussion and Analysis.

Mr. O’Donnell is the only Named Officer who is currently eligible for early retirement under the plans in which they participate. No plan benefits were paid to any Named Officer in 2008.

Nonqualified Deferred Compensation

		Executive	Registrant		Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	Plan Name	($)(4)	($)(5)	($)(6)	($)	($)(7)
Robert C. Skaggs, Jr.	Deferred Compensation Plan(1)	—	—	(630,962)	—	1,714,817

	Savings Restoration Plan(2)	63,250	33,625	50,427	—	1,129,774

	Phantom Stock Units(3)	—	—	131,389	—	2,594,435

Michael W. O’Donnell	Deferred Compensation Plan(1)	—	—	3,017	—	882,766

	Savings Restoration Plan(2)	13,550	13,075	29,052	—	634,012

	Phantom Stock Units(3)	—	—	152,575	—	3,012,784

Stephen P. Smith	Savings Restoration Plan(2)	41,667	12,500	344	—	54,511

Christopher A. Helms	Savings Restoration Plan(2)	—	—	3,348	—	70,505

Eileen O’Neill Odum	Savings Restoration Plan(2)	13,100	13,100	215	—	26,415

Jimmy D. Staton	Savings Restoration Plan(2)	—	—	—	—	—

(1)	Amounts shown were deferred under the Company’s Deferred Compensation Plan. The Named Officers may elect to defer and invest between 5% and 80% of their compensation and between 5% and 100% of their bonus on a pre-tax basis. Employee contributions are fully vested. For a description of the Deferred Compensation Plan, please see “Compensation Discussion and Analysis — Deferred Compensation Plan”

(2)	Amounts shown were deferred under the Company’s Savings Restoration Plan for NiSource Inc. and Affiliates. For a description of the Savings Restoration Plan, please see “Compensation Discussion and Analysis — Defined Contribution Plans.” All contributions under the Savings Restoration Plan are fully vested.

(3)	For a description of the phantom stock plan, see the description provided in footnote 1 to the Potential Payments upon Termination of Employment or Change in Control of Company table. All phantom stock units are vested.

(4)	The amount of contributions by each Named Officer and reported in this column is included in each Named Officer’s compensation reported on the Summary Compensation Table, either as Salary, Bonus or Non-Equity Incentive Plan Compensation Earnings.

(5)	The amount of Company contributions for each Named Officer and reported in this column is included in each Named Officer’s compensation reported on the Summary Compensation Table, as All Other Compensation.

(6)	The aggregate earnings in this column are not reported in the Summary Compensation Table, except for dividend equivalents paid on phantom stock units and change in fair value of such units measured over the period, which are reported on the Summary Compensation Table as Stock Awards. For a discussion of investment options under these plans, see “Compensation Discussion and Analysis — Deferred Compensation Plan.”

(7)	The aggregate balance at December 31, 2008, as reported in this column, reflects amounts for each Named Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he been a Named Officer, in those prior years, except for the aggregate earnings on deferred compensation.

Potential Payments upon Termination of Employment or a Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a change in control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, (iii) the right to continue medical coverage pursuant to COBRA, and (iv) severance payments to salaried employees upon an involuntary termination of employment in accordance with the Company’s severance policies). The incremental benefits that pertain to the Named Officers are described below.

NiSource Executive Severance Policy.  The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. An employee is not eligible to receive benefits under the policy if their termination of employment results in the employee being eligible for a payment under a Change in Control and Termination Agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially or (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a Corporate Incentive Plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) continuation coverage premiums; and outplacement services.

All of the Named Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change in Control and Termination Agreements and Employment Agreements.  The Company has Change in Control and Termination Agreements with each of the Named Officers. The Company first entered into such agreements with Messrs. Skaggs and O’Donnell as of February 1, 2001. The Company entered into a new form of Change in Control Agreement with the Named Officers other than Mr. O’Donnell as of November 4, 2008. The Company entered into these agreements based upon its belief that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, a thoroughly objective judgment be made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized by having these agreements. The November 4, 2008 agreements can be terminated on twenty-four months notice (Mr. O’Donnell’s agreement provides for three years notice) and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Mr. O’Donnell’s agreement also provides for payment of benefits if he voluntarily terminates employment for any reason during the 7th month following a change in control.

No amounts will be payable under the agreements if the executive’s employment is terminated by the Company for good cause.

For purposes of the November 4, 2008 Change in Control and Termination Agreements:

“Change in Control”   shall be deemed to take place on the occurrence of any of the following events: (1) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of NiSource Inc. entitled to exercise more than 30% of the outstanding voting power of all capital stock of NiSource Inc. entitled to vote in elections of directors (“Voting Power”); (2) The effective time of (i) a merger or consolidation of NiSource Inc. with one or more other corporations unless the holders of the outstanding Voting Power of NiSource Inc. immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of NiSource Inc. immediately prior to such merger or consolidation), or (ii) a transfer of a Substantial Portion of the Property, of NiSource Inc. other than to an entity of which NiSource Inc. owns at least 50% of the Voting Power; or (3) The election to the Board of NiSource Inc. (the “Board”) of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of NiSource Inc. and, after such acquisition, Executive holds an equity interest in the entity that has acquired NiSource Inc.

“Good Cause”   shall be deemed to exist if, and only if Employer notifies Executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to Employer; or (2) Executive is convicted of a criminal violation involving fraud or dishonesty.

“Good Reason”   shall be deemed to exist if, and only if: (1) There is a significant diminution in the nature or the scope of Executive’s authorities or duties; (2) There is a significant reduction in Executive’s monthly rate of Base Salary and his opportunity to earn a bonus under an incentive bonus compensation plan maintained by Employer or his benefits; or (3) Employer changes by 50 miles or more the principal location at which Executive is required to perform services as of the date of a Change in Control

The agreements provide for a payment of three (in the case of Messrs. Skaggs and O’Donnell) or two (for the remaining Named Officers) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. Under his agreement, Mr. O’Donnell would also receive benefits from the Company that would otherwise be earned during the three-year period following the executive’s termination under the Company’s Supplemental Executive Retirement Plan, Pension Restoration Plan and the relevant qualified pension plan. The agreements also provide for an increase in the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute excise tax imposed on the payment of amounts under the contracts. However, in the event that payments under the agreements do not exceed 110% of the amount that could be paid a particular executive without giving rise to any excise tax, then the executive’s payments would be reduced and no gross-up payment would be made. This modified gross-up provision is not present in Mr. O’Donnell’s agreement.

Under Mr. O’Donnell’s agreement, he and his spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company during the applicable three-year period following his termination. The other Named Officers, in lieu of such coverage, receive 130% of the COBRA continuation premiums due for the two-year period. In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the CEO) under the Company’s Long-Term Incentive Plan will immediately vest.

Pursuant to a letter agreement, dated November 20, 2007 between the Company and Ms. Odum, in the event her employment is involuntarily terminated by the Company without cause prior to December 31, 2010. she would receive the greater of (1) any benefits to which she would be entitled under the NiSource Executive Severance Policy or (2) a severance payment equal to her base salary for the balance of months remaining in the period of time between January 2008 and December 2010, a lump sum payment equal to 130% of the COBRA continuation coverage premiums due for the severance period, and a pro-rated incentive payment for the year in which the termination occurs.

Pursuant to a letter agreement, dated December 13, 2007 between the Company and Mr. Staton, in the event his employment is involuntarily terminated by the Company without cause prior to January 31, 2011. he would receive the greater of (1) any benefits to which he would be entitled under the NiSource Executive Severance Policy or (2) a severance payment equal to his base salary for the balance of months remaining in the period of time between February 2008 and January 2011, a lump sum payment equal to 130% of the COBRA continuation coverage premiums due for the severance period, and a pro-rated incentive payment for the year in which the termination occurs.

Pursuant to a letter agreement, dated May 14, 2008 between the Company and Mr. Smith, if the Company terminates his employment other than for cause or if he terminates his employment for good reason, he is entitled to receive the following severance benefits: (1) a lump sum equal to his annual base salary; (2) a lump sum equal to his prorated target incentive; (3) a lump sum equal to 130% of COBRA continuation coverage premiums for one year; (4) a payment in the amount of the value of any contingent stock he was granted in 2008 that had not vested as of the date of his termination (5) any unpaid bonus amount provided for in his agreement (pursuant to his employment agreement, Mr. Smith, as compensation for the loss of a portion of his long term incentive award from his prior employer, is entitled to receive payments of $135,000 on December 31, 2008, December 31, 2009, and December 31, 2010); and (6) reasonable outplacement services.

Potential Payments Upon Termination of Employment.  The table below represents amounts payable for the events described, assuming that such events occurred on December 31, 2008.

		Pro Rata		Long-Term				Excise
		Target		Incentive				Tax &
		Bonus	Restricted	Plan	Retirement	Welfare		Tax	Total
	Severance	Payment	Stock	Parachute	Benefit	Benefits	Outplacement	Gross Up	Payment
Robert C. Skaggs, Jr.
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	—	—	—	—	—	—	—
Death or Disability(1)	—	—	1,346,118	—	—	—	—	—	1,346,118
Involuntary Termination(2)	800,000	—	—	—	—	24,652	25,000	—	849,652
Change in Control(3)	4,080,000	560,000	1,727,467	878,105	—	33,836	25,000	2,588,205	9,892,613
Michael W. O’Donnell
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	1,255,593	—	—	—	—	—	—
Death or Disability(1)	—	—	1,255,593	—	—	—	—	—	—
Involuntary Termination(2)	460,000	—	—	—	—	16,245	25,000	—	501,245
Change in Control(3)	2,277,000	299,000	1,360,800	250,884	1,049,386	25,210	—	1,579,440	6,841,720
Stephen P. Smith
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—
Death or Disability		270,000	68,650	—	—	—	—	—	338,650
Involuntary Termination	500,000	459,583	—	—	—	7,849	25,000	—	992,432
Change in Control	1,650,000	325,000	265,463	—	—	29,213	25,000	—	2,294,676
Christopher A. Helms
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	—	—	—		—	—
Death or Disability(1)	—	—	436,562	—	—	—	—	—	436,562
Involuntary Termination(2)	520,000	—	—	—	—	25,158	25,000		570,158
Change in Control	1,716,000	338,000	597,941	303,156		33,836	25,000	863,223	3,877,156
Eileen O’Neill Odum
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—
Death or Disability	—	—	105,060	—	—	—	—	—	105,060
Involuntary Termination	880,000	286,000	—	—	—	36,140	—	—	1,202,140
Change in Control	1,452,000	286,000	120,220	240,429	27,811	31,363	25,000	847,660	3,030,483
Jimmy D. Staton
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	—	—	—	—	—	—	—
Death or Disability(1)	—	—	105,060	—	—	—	—	—	—
Involuntary Termination(2)	916,667	286,000	—	—	—	40,844	—	—	1,243,511
Change in Control	1,452,000	286,000	120,220	240,429	17,823	33,500	25,000	833,981	3,008,953

(1)	Pursuant to the contingent stock and restricted awards discussed above in the “Long-Term Incentive Plan” section of the Compensation Disclosure and Analysis, certain restrictions would have lapsed in the event of retirement, disability, or death. For Mr. Skaggs, restrictions would have lapsed as to 122,709 shares in the event of his disability or death. For Mr. O’Donnell, restrictions would have lapsed as to 114,457 shares in the event of his retirement, disability or death. For Mr. Smith, restrictions would have lapsed as to 6,258 shares in the event of his disability or death. For Mr. Helms, restrictions would have lapsed as to 39,796 shares in the event of his disability or death. For Ms. Odum, restrictions would have lapsed as to 9,577 shares in the event of her disability or death. For Mr. Staton, restrictions would have lapsed as to 9,577 shares in the event of his retirement, disability or death. Restrictions would not have lapsed for any Named Officer other than Mr. O’Donnell upon retirement because they were not of eligible retirement age as of December 31, 2008. The value of the restricted stock was determined by multiplying the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2008 ($10.97) by the number of shares for which restrictions will be deemed to lapse upon the death, disability or retirement of the executive.

In addition to the amounts discussed above, Messrs. Skaggs and O’Donnell will receive upon any termination of employment cash in settlement of fully vested phantom stock units that each executive received, following the acquisition by the Company of Columbia Energy Group, as part of agreements entered into as of February 1, 2001 whereby their respective rights under Columbia Energy Group Change in Control Agreements were terminated, they accepted employment with NiSource, and they agreed to noncompetition and nonsolicitation provisions. In the event of termination of employment on December 31, 2008, each executive would have received the following payment in respect of his phantom stock units, Mr. Skaggs — $2,594,435; and Mr. O’Donnell — $3,012,784.

(2)	Amounts shown reflect payments to be made upon an eligible termination of the Named Officer under the Company’s Executive Severance Policy described above, or pursuant to the terms of their respective employment agreements.

(3)	Amounts shown reflect payments to be made upon a change in control of the Company under the Change in Control and Termination Agreements described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kittrell is employed as Executive Vice President and Chief Financial Officer of Dresser, Inc., a worldwide leader in providing highly-engineered products for the global energy industry. The Company and its affiliates use certain of the products manufactured by Dresser, Inc. in its regular business operations and purchased such products from Dresser, Inc. in the ordinary course of business on standard terms and conditions. In 2008, the Company’s total purchases of products from Dresser, Inc. were approximately $5,633,242.

POLICIES AND PROCEDURES WITH RESPECT
TO TRANSACTIONS WITH RELATED PERSONS

Our policies and procedures with respect to the review, approval and ratification of any transaction with related persons are set forth in our Audit Committee Charter and our Code of Ethics.

Under its Charter, the Audit Committee is charged with the review of reports and disclosures of insider and affiliated party transactions. Under our Code of Ethics, the following situations must be reviewed if they involve any directors, executive officers and immediate family members:

•	owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates) if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•	selling anything to the Company or buying anything from the Company, (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates) if the total amount involved in such transactions may exceed $120,000.

Related party transactions requiring review under our Code of Ethics are annually reviewed and ratified at the Audit Committee’s March meeting. There are no related party transactions disclosed above under the heading “Certain Relationships and Related Transactions” that have not been reviewed and ratified in accordance with these procedures.

PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board appointed Deloitte & Touche LLP, 155 East Broad Street, Columbus, OH 43215, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2009, and the Board approved the appointment. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent registered public accountants. The Audit Committee recommends ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

PROPOSAL III — SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

Mr. Ray T. Chevedden of 5965 S. Citrus Avenue, Los Angeles, California 90043, who owns 200 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.

Special Shareholder Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any execution or exclusion conditions (to the fullest extent permitted by sate law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor	)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Corporate Governance.
“High Governance Risk Assessment.”
“High Concern” in accounting — SOX 404 violation.

•	Two directors had 22 to 30 years director tenure (independence concern) and also held 4 seats on our key board committees:

Steven Beering
Ian Rolland (who also received our most withheld votes)

•	We had no shareholder right to:

Cumulative voting.
Act by written consent.
Call a special meeting.

•	Our directors also served on boards rated “D” by the Corporate Library:

Richard Thompson          Lennox International (LII)
Richard Thompson          Gardner Denver (GDI)
Carolyn Y. Woo             Circuit City (CC)

•	Yet seven of our director served on no corporate boards — Experience concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal.

Statement of the Company Against the Proposal for Special Shareholder Meetings

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that adoption of this proposal is not in the best interest of the Company or its stockholders. The Company’s Certificate of Incorporation and Bylaws provide that the Company will each year hold an annual meeting of stockholders and additionally that a special meeting of stockholders may be called by a majority of the Board. Allowing 10% of the Company’s outstanding shares to also call a special meeting of stockholders, as requested by the proposal, could mean that holders of a small minority of shares would call or threaten to call frequent special meetings in order to serve their narrow purposes rather than those of the Company and the majority of its stockholders. Moreover, special meetings of stockholders are expensive and time-consuming. Thus, the Board believes that implementation of this proposal would divert the attention of the Board, senior management and other employees from the Company’s day-to-day operations.

The Board also believes that adoption of this proposal is unnecessary as the Company’s governing documents, policies and practices demonstrate that the Company already is responsive to the concerns expressed in the proposal. The Company’s annual meeting of stockholders provides considerable opportunity for stockholders to raise appropriate matters — including through proposals such as this proposal. In extraordinary situations where a matter cannot wait until the next annual meeting, the Company’s governing documents, as described above and consistent with Delaware law, permit a special meeting of stockholders to be called. Moreover, the Company already is required to obtain stockholder approval of a wide variety of matters, including significant transactions, new equity compensation plans and amendments to the Company’s Certificate of Incorporation. The Board further believes that the proposal is unnecessary because the Board’s governance practices and policies demonstrate its commitment to being accountable to the Company’s stockholders. For example:

•	all of the Company’s directors are elected annually, meaning the Board is not classified;

•	a majority of directors are independent from the Company and its management, as described above on page 6, including the Chairman of the Board;

•	in 2006, the Board amended the Company’s Bylaws to provide that directors are elected in uncontested elections using majority voting, instead of plurality voting;

•	in 2006, the Board amended its Governance Guidelines and took steps to terminate the Shareholder Rights Agreement;

•	in 2008, the Board requested and received stockholder approval of amendments to the Company’s Certificate of Incorporation to eliminate all supermajority voting requirements;

•	in 2008, the Board approved stock ownership guidelines for the directors to tie compensation to stockholder value; and

•	in 2009, the Board implemented a policy requiring that its compensation consultant not provide other services to the Company.

For these reasons the Board believes this proposal is not in the best interests of the Company or its stockholders and is unnecessary. Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

The affirmative vote of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to pass this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE PROPOSAL TO AMEND THE BYLAWS AND EACH APPROPRIATE GOVERNING DOCUMENT TO GIVE HOLDERS OF 10% (OR THE LOWEST PERCENTAGE ALLOWED BY LAW ABOVE 10%) THE POWER TO CALL SPCIAL SHAREOWNER MEETINGS.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of Messrs. Foster, Jesanis, Kittrell, Rolland and Thompson and Dr. Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the Board of Directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The board of directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Dennis E. Foster, the Chairman of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte & Touche, LLP, the Company’s independent registered public accountants, the matters required to be discussed by PCAOB Interim Standard, “Communications with Audit Committees” (AU 380, as amended; SEC regulation S-X Rule 2-07; Auditing Standard No. 5 and the NYSE Corporate Governance Rules). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee has considered whether Deloitte & Touche, LLP’s provision of other non-audit services to the Company is compatible with maintaining Deloitte & Touche, LLP’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Upon recommendation of the Audit Committee, the Company has engaged Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

Audit Committee

Dennis E. Foster, Chairman
Michael E. Jesanis
Marty R. Kittrell
Ian M. Rolland
Richard L. Thompson
Carolyn Y. Woo

February 25, 2009

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2008, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2007	2008

Audit Fees(1)	$6,410,200	$6,795,820
Audit-Related Fees(2)	607,710	471,650
Tax Fees(3)	130,527	63,529
All Other Fees(4)	0	0

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

Pre-Approval Policies and Procedures.  During fiscal year 2008, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Dennis E. Foster) by the Vice President and Controller of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2008.

Number of
Securities
Remaining Available
for
	Number of		Future Issuance
	Securities to		Under
	be Issued Upon	Weighted-Average	Equity
	Exercise	Exercise Price of	Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column
Plan Category	(a)	(2)(b)	(a)(c)

Equity compensation plans approved by security holders(1)	6,418,971	22.63	28,093,287
Equity compensation plans not approved by security holders	0	0	0
Total	6,418,971	22.63	28,093,287

(1)	Stockholder Approved Plans. This Plan category includes the following plans: the 1994 Long Term Incentive Plan, as approved by the stockholders on May 10, 2005 (28,093,287 shares remain available for issuance under the plan), the Non-employee Director Stock Incentive Plan, amended and restated effective as of April 1, 2007 183,954 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last approved by the stockholders on May 10, 2005 (305,362 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Any holder of common stock who wishes to bring any business before the 2010 annual meeting must file a notice of the holder’s intent to do so no earlier than January 12, 2010 and no later than February 11, 2010. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2010 annual meeting must submit the proposal to the Corporate Secretary of the Company by December 4, 2009. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2010 annual meeting.

Any holder of common stock who wishes to nominate a director at the 2010 annual meeting must file a notice of the nomination no earlier than January 12, 2010 and no later than February 11, 2010. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2008, except as follows: a Form 4 was filed late on behalf of Drs. Beering and Woo and Messrs. Foster, Kittrell, Nutter, Rolland, Thompson, Young and Ms. Parker to the issuance of the February 20, 2008 common stock dividend equivalent units to each director pursuant to the Company’s Non-employee Director Stock Incentive Plan; and one Form 4 was filed late with respect to an open market purchase of common stock by Jimmy Staton on May 15, 2008.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2008. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 17, 2009. These statements and other reports filed with the SEC are available through the Company website at www.nisource.com/financials.cfm.

AVAILABILITY OF FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com/annuals.cfm.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Please vote your shares by telephone, through the internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Gary W. Pottorff
Corporate Secretary

Dated: April 3, 2009

Exhibit A

Independence Standards

No director of the Company shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

In addition, a director of the Company shall not be deemed “independent” if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor;

(B) The director is a current employee of such a firm;

(C) The director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(D) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds 1% of such other company’s consolidated gross revenues.

A-1

The Board of Directors recommends a vote “FOR” Proposals I and II, and a vote “AGAINST” Proposal III. Please mark your votes as indicated in this example ProposalI.To elect eleven directors to serve on the Board of Directors, each for a one-yeartermand until theirrespectivesuccessors are elected andqualified. FORAGAINSTFORAGAINSTFORAGAINST 1.1Richard A.1.5Marty R.1.9Robert C. AbdooKittrellSkaggs, Jr. 1.2Steven C.1.6W. Lee1.10RichardL. BeeringNutterThompson 1.3Dennis E.1.7Deborah S.1.11Carolyn Y. FosterParkerWoo 1.4Michael E.1.8Ian M.In JesanisRolland FORAGAINSTABSTAIN Proposal II. Ratification of Independent Registered Public Accountants. Proposal III. Shareholder Proposal Regarding Special Shareholder Meetings Meetings In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Mark Here for AddressMark here if you plan to Change or CommentsYES SEE REVERSEattend the meeting Signature Signature Date NOTE:3Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. NiSOURCE INC. INTERNET http://www.proxyvoting.com/ni Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://ir.nisource.com/annuals.cfm

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc. for its Annual Meeting of Stockholders, May 12, 2009 The undersigned hereby appoints Robert C. Skaggs, Jr. and Stephen P. Smith, or either of them, the proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at The Westin, 310 South High Street, Columbus, OH 43215, on Tuesday, May 12, 2009, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal I, “FOR” Ratification of the Independent Registered Public Accountants in Proposal II and “AGAINST” the Shareholder Proposal Regarding Special Shareholder Meetings in Proposal III. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person. PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Address Change/Comments (Mark the corresponding box on the reverse side) (Continued and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect®(ISD). The transfer agent for NiSource Inc. now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSMfor fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.